Exhibit 99.1



FOR IMMEDIATE RELEASE                                CONTACTS:
June 17, 2002                                        Media: Don Olsen
                                                     (703) 741-5885
                                                     (202) 258-2479

                                                     Finance: Kimo Esplin
                                                     (801) 584-5700

 HUNTSMAN CORPORATION AND HUNTSMAN POLYMERS REACH AGREEMENT WITH BONDHOLDER
                           ON DEBT RESTRUCTURING

                  WILL CONVERT $700 MILLION DEBT TO EQUITY

Houston, TX - Peter R. Huntsman, President and CEO of the Huntsman companies, today announced an agreement with the largest bondholder of Huntsman Corporation and Huntsman Polymers Corporation notes, to restructure the companies' debt.

 CSFB Global Opportunities Partners, L.P. (Global Opportunities) holds approximately 82% of both Huntsman Corporation and Huntsman Polymers Corporation bonds. Under terms of the agreement, Global Opportunities will exchange its bonds (with an outstanding amount of approximately $700 million including accrued interest) and make a contribution of certain assets, for equity in a newly established holding company that will own the stock of Huntsman Corporation and certain debt securities in Huntsman International Holdings. Huntsman Polymers Corporation will continue to be a wholly owned subsidiary of Huntsman Corporation.

The Huntsman family will continue to have operational and board control of Huntsman Corporation, Huntsman Polymers and Huntsman International Holdings.

The agreement is subject to certain conditions, including Huntsman obtaining approval from its bank group to amend its existing credit facilities. Huntsman and Global Opportunities are confident that all necessary conditions will be satisfied quickly.

"This is a major accomplishment that will successfully bring Huntsman Corporation and Huntsman Polymers through some of the worst economic conditions in the history of the chemical industry," said Mr. Huntsman. "It definitely is a win-win. Huntsman Corporation and Huntsman Polymers will reduce their combined debt by approximately $700 million, and Global Opportunities will receive a substantial equity position in an outstanding company."

Mr. Huntsman continued, "We are extremely grateful to our employees, our customers and our suppliers for their commitment and dedication in helping us deal effectively with some very difficult economic conditions. Our new relationship with Global Opportunities and their CEO, David Matlin, makes us extremely optimistic about the future as we move forward with an even greater focus on supplying our customers with the quality products and services for which Huntsman is known."

 Mr. David Matlin, CEO of the investment adviser to Global Opportunities, commented, "We look forward to supporting the Huntsman family in executing its strategic vision for the Huntsman companies under a de-leveraged capital structure. We are very confident that the Huntsman management team will continue to outperform for all stakeholders and that our investment will prove to be mutually advantageous."

The combined Huntsman companies constitute the world's largest privately held chemical company. The operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, footwear, paints and coatings, construction, high tech, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman-held companies today have revenues of approximately $8 billion, more than 13,000 employees and facilities in 44 countries.



         This press release includes certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. Those statements are based on management's current beliefs and expectations and are subject to uncertainty and changes in circumstances. Certain of such risks and uncertainties are more fully described in Huntsman's filings with the Securities and Exchange Commission.